Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celadon Group, Inc.:

We consent to the use of our report dated September 12, 2013, with respect to the consolidated balance sheet of Celadon Group, Inc. as of June 30, 2013, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders' equity for each of the years in the two-year period ended June 30, 2013, and related financial statement schedule II for each of the years in the two-year period ended June 30, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

 /s/ KPMG LLP

Indianapolis, Indiana

March 30, 2015

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